BW LPG to Nominate Three Independent, Highly Qualified Director Candidates

to Stand for Election at Dorian’s 2018 Annual Meeting

Compelling Merger Proposal Warrants Engagement

Urges Dorian Shareholders to Vote the WHITE Proxy Card

OSLO – July 16, 2018 – BW LPG Limited (“BW LPG”, the “Company”, OSE ticker code “BWLPG”) today announced that it has notified Dorian LPG (“Dorian”) (NYSE: LPG) of its intention to nominate three independent, highly qualified individuals to stand for election to Dorian’s Board of Directors (the “Board”) at Dorian’s 2018 Annual Meeting of Shareholders.

BW LPG intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”), accompanied by a WHITE proxy card, in connection with Dorian’s 2018 Annual Meeting.

On May 29, 2018, BW LPG proposed to combine with Dorian in an all-stock transaction, under which Dorian shareholders would have received 2.05 BW LPG shares for each Dorian share. On July 9, 2018, BW LPG increased its all-stock proposal to combine with Dorian, under which Dorian shareholders would receive 2.12 BW LPG shares for each Dorian share. Based on BW LPG’s current price of NOK 34.06 per share and an NOK/USD exchange rate of 8.13 as of July 13, 2018, BW LPG’s proposal to combine with Dorian values each Dorian share at USD $8.88 per share, representing a 28% premium to Dorian’s unaffected share price of USD $6.96 as of May 25, 2018, the last trading day prior to the announcement of BW LPG’s initial proposal, and a premium of 19% to the long-term historical exchange ratio of Dorian and BW LPG since Dorian’s IPO.

BW LPG Chief Executive Officer, Martin Ackermann, said, “We are nominating three independent, highly qualified directors who each have a proven track record and have expressed their commitment to act in the best interest of all Dorian shareholders. Since announcing our proposal to combine with Dorian, the feedback we have received from a significant percentage of Dorian’s shareholders has been overwhelmingly positive, including a recent public letter of support from SEACOR Holdings, one of Dorian’s largest shareholders. We have been clear that our preference is to engage in meaningful discussions with Dorian regarding our proposed combination and we remain ready to do so. Due to Dorian’s continued refusal to engage meaningfully with us on a proposed combination, we have decided to go directly to shareholders with our director nominees. We urge all Dorian shareholders to make their voices heard by voting to elect directors who are open to exploring opportunities to maximize value.”

BW LPG’s nominees to the Dorian Board are:

•	Baudoin Lorans is a private equity investor, currently serving as Senior Advisor to Presidio Investors, a private equity firm based in San Francisco. Previously, Mr. Lorans was with Caisse de Dépôt et Placement du Québec (CDPQ) where he co-led the firm’s direct private equity investment activity in the United States and Latin America. Prior to joining CDPQ, Mr. Lorans served as Managing Director of One Point Capital Management, having previously worked with Rhône Group LLC and started his career in the mergers and acquisitions group of Merrill Lynch. Mr. Lorans has served as a director on the board of numerous privately-held companies, including TVS Logistics Services Limited, MyEyeDr., Rexair Holdings, as well as a board observer of SPIE SA. He graduated magna cum laude from Brown University with a BA in History and East Asian Studies.

•	Ouma Sananikone is an experienced senior investment executive and board member with broad international experience. She currently serves as a non-executive director of Macquarie Infrastructure Corporation. Previously, Ms. Sananikone served as Chairman of Smarte Carte and EvolutionMedia and acted as Australian Financial Services Fellow for the United States on behalf of Invest Australia. In addition, she also served as a non-executive director of Icon Property Parking Ltd., the Caisse de Depot et Placement de Quebec, Air-Serve Holdings, Moto Hospitality Ltd, State Super Corporation of NSW and Babcock and Brown Direct Investment Fund. Earlier in

her career, Ms. Sananikone served as CEO of Aberdeen Asset Management (Australia) LTD, a division of Aberdeen Asset Management PLC, CEO of the EquitiLink Group and as a Managing Director of BNP Investment Management. Ms. Sananikone received a BA in Economics and Political Sciences from the Australian National University and a Master of Commerce in Economics from the University of New South Wales. She is a recipient of the Centenary Medal from the Australian Government for services to the Australian finance industry.

•	Jeffrey Schwarz was the co-founder of Metropolitan Capital Advisors, Inc., a New York-based money management firm founded in 1992. Mr. Schwarz served as Metropolitan’s Chief Investment Officer from the firm’s inception until his retirement in 2012. Since 2012, Mr. Schwarz has served as the Managing Member of Metropolitan Capital Partners V LLC, the investment vehicle of the Schwarz family office. The Metropolitan entities were and remain active investors in the shipping and hydrocarbon logistics sectors as well as being champions of best practices in corporate governance. Mr. Schwarz is the chairman of the board of directors of HL Acquisitions Corporation and the co-chairman of the board of directors of each of Bogen Communications International Inc. and Bogen Corporation. Previously, Mr. Schwarz served as a director of Aurora Funds Management Ltd. and as the chairman of the board of directors of Molopo Energy Ltd. Mr. Schwarz received a BS in Economics (Summa Cum Laude) and an MBA from the Wharton School of the University of Pennsylvania.

Citigroup Global Markets Inc. is acting as financial advisor to BW LPG and Cleary Gottlieb Steen & Hamilton LLP and Advokatfirmaet Thommessen AS are acting as legal advisors.

About BW LPG

BW LPG is the world's leading owner and operator of LPG vessels, owning and operating Very Large Gas Carriers (VLGC) and Large Gas Carriers (LGC) with a total carrying capacity of over 4 million cbm. With four decades of operating experience in LPG shipping and experienced seafarers and staff, BW LPG offers a flexible and reliable service to customers. More information about BW LPG can be found at www.bwlpg.com.

BW LPG is associated with BW Group, one of the world's leading shipping groups. BW's fleet of over 180 vessels includes oil tankers, LNG and LPG carriers, floating storage and regasification (FSRU) units, chemical tankers, dry cargo carriers and floating production storage and offloading (FPSO) units.

This information is subject to disclosure requirements pursuant to Section 5-12 of the Norwegian Securities Trading Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements relating to the solicitation of proxies of Dorian’s shareholders in connection with the nomination of Baudoin Lorans, Ouma Sananikone and Jeffrey Schwarz and regarding BW LPG’s proposed business combination transaction with Dorian (including the benefits, results, effects and timing of a transaction), all statements regarding BW LPG’s (and BW LPG’s and Dorian’s combined) expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions.

Statements in this press release concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth of BW LPG (and the combined businesses of BW LPG and Dorian), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of

BW LPG based upon currently available information. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from BW LPG’s expectations as a result of a variety of factors, including, without limitation, those discussed below. The forward–looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in BW LPG’s records and other data available from unrelated parties.

Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which BW LPG is unable to predict or control, that may cause BW LPG’s actual results, performance or plans with respect to Dorian to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in BW LPG’s filings with the Oslo Bors contained on BW LPG’s website.

Risks and uncertainties related to the proposed transaction with Dorian include, but are not limited to, uncertainty as to whether BW LPG will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on BW LPG’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals required for the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Dorian’s businesses and operations with BW LPG's businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

Many of these factors are beyond BW LPG’s control. BW LPG cautions investors that any forward-looking statements made by BW LPG are not guarantees of future performance. BW LPG disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell any securities. In connection with the solicitation of proxies for Dorian’s 2018 Annual Meeting of Shareholders (including any adjournment or postponement thereof and any meeting of Dorian’s stockholders that may be called in lieu thereof, the “Annual Meeting”), BW LPG intends to file a proxy statement on Schedule 14A (the “BW LPG Proxy Statement”) and accompanying WHITE proxy card with the SEC. Subject to future developments, BW LPG may file a registration statement and/or exchange offer documents with the SEC in connection with a possible business combination transaction with Dorian. Investors and security holders of BW LPG and Dorian are urged to read the BW LPG Proxy Statement and any registration statement(s), exchange offer document(s), and other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the Annual Meeting and/or any proposed transaction. When completed, the BW LPG Proxy Statement and accompanying WHITE proxy card will be mailed to stockholders of Dorian. Investors and security holders will be able to obtain copies of the BW LPG Proxy Statement (if and when available), without charge, at the SEC’s website, http://www.sec.gov.

Participants in Solicitation

BW Group Limited, BW Euroholdings Limited, BW LPG and certain of their respective directors and executive officers and the individuals nominated by BW LPG for election to Dorian’s Board of Directors may be deemed to be participants in any solicitation of proxies from Dorian’s stockholders in connection with the Annual Meeting and/or the proposed transaction, as applicable, under the rules of the SEC. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, will be available in the BW LPG Proxy Statement. You can obtain free copies of these documents from BW LPG’s investor relations department or MacKenzie Partners, Inc., BW LPG’s proxy solicitor. Investors may obtain additional information regarding the interest of such participants by reading the BW LPG Proxy Statement if and when it becomes available.

Investor Contacts:

BW LPG

Elaine Ong, CPA, CA

Chief Financial Officer

BW LPG Limited

Tel: +65 6705 5506

MacKenzie Partners, Inc.
Paul R. Schulman / David Whissel / Bob Marese

Tel: +1 212-929-5364

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Andrew Siegel / Matthew Gross

Tel: +1 212-355-4449